FOR IMMEDIATE RELEASE

Contact:	Paul D. Rutkowski

Chief Financial Officer

(215) 938-8800

POLONIA BANCORP, INC. ANNOUNCES

OPEN MARKET STOCK PURCHASES TO FUND 2013 EQUITY INCENTIVE PLAN

Huntingdon Valley, Pennsylvania — July 2, 2013 — Polonia Bancorp, Inc. (the “Company”) today announced that it has authorized the funding of a trust that will purchase up to 68,294 shares of the Company’s outstanding common stock. The shares acquired by the trust will be used to fund restricted stock awards under the Company’s 2013 Equity Incentive Plan, which was approved by shareholders at the Company’s annual meeting held on May 21, 2013. Purchases will be made in the open market from time to time at the discretion of the independent trustee of the trust.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania. Polonia Bancorp, Inc. trades under the symbol PBCP (NASDAQ).